Exhibit 99.1

Casey’s Announces Information Technology Leader
Sri Donthi Joins its Board of Directors

ANKENY, Iowa (June 27, 2022) -- Casey’s General Stores, Inc. (Nasdaq: CASY), the third largest convenience retailer and fifth largest pizza chain in the United States, today announced the appointment of Sri Donthi to its Board of Directors, bringing the number of directors from ten to eleven. Mr. Donthi has over 25 years of experience leading information technology teams in the retail, consumer products and technology industries.

“We are pleased to welcome Sri to the Casey’s Board of Directors as he adds significant technology experience to our current board capabilities. His expertise in leading organizations to deliver business value through the innovative use of technology will benefit Casey’s and its team members, guests and shareholders,” said Lynn Horak, Casey’s Board Chair.

Mr. Donthi currently serves as Executive Vice President and Chief Technology Officer at Advance Auto Parts, Inc. (NYSE: AAP), a North American automotive aftermarket parts provider, and has held this role since 2018. He is responsible for Advance’s overall IT organization, technology platforms and related strategic initiatives.

Prior to Advance, Mr. Donthi worked at PepsiCo, Inc. for 14 years and held a number of leadership roles, most recently as Chief Information Officer and SVP, Frito-Lay North America and Global e-Commerce, where his team led a comprehensive transformation effort to digitize many aspects of their core business, and Chief Information Officer and SVP, Asia, Middle East and North Africa and Global e-Commerce, where he was responsible for all IT-related services. Before joining PepsiCo, Mr. Donthi spent 10 years at Motorola in various IT leadership roles.

Mr. Donthi holds an MBA in Business Administration and Management from Northwestern University’s Kellogg School of Management and a master’s degree in Computer Science from the Illinois Institute of Technology.

“We are excited to add Sri to Casey’s Board of Directors with his deep experience leading teams to advance technology integration and evolution at consumer-focused businesses like Casey’s. His expertise will bring valuable perspective to help Casey’s continue to accelerate our information technology evolution and digital transformation, ultimately contributing to our growth and success,” said Darren Rebelez, President and CEO, Casey’s.

About Casey’s General Stores

Casey’s is a Fortune 500 company (Nasdaq: CASY) operating over 2,400 convenience stores. Founded more than 50 years ago, the company has grown to become the third-largest convenience store retailer and the fifth-largest pizza chain in the United States. Casey’s provides freshly prepared foods, quality fuel and friendly service at its locations. Guests can enjoy pizza, donuts, other assorted bakery items, and a wide selection of beverages and snacks. Learn more and order online at www.caseys.com, or in the mobile app.

Investor Relations Contact:
Brian Johnson (515) 965-6587
Brian.johnson@caseys.com

Media Relations Contact:
Katie Petru (515) 446-6772
Katie.petru@caseys.com